Exhibit 11

GORAN CAPITAL INC. - Consolidated
Analysis of Earnings Per Share
As At December 31,
(In Thousands U.S. Dollars)


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                                                         1995         1996         1997

NASDAQ Trading Activity

Average Price                                                $6.20       $13.98       $24.08

Proceeds from Exercise of Warrants and Options (US$)    $1,353,460   $3,789,130   $9,753,456

Shares Repurchased - Treasury Method                       218,396      270,943      347,841

Shares Outstanding - Weighted Average Basic              5,012,005    5,286,270    5,590,576

Add Options and Warrants Outstanding                       774,035      709,149      546,856

Less Treasury Method - Shares Repurchased                 (218,396)    (207,943)    (347,841)

Shares Outstanding - Fully Diluted                       5,567,644    5,724,476    5,789,592

Net Earnings in Accordance with U.S. GAAP               $6,665,935  $31,294,636  $12,111,000

Earnings Per Share - GAAP                                    $1.33        $5.92        $2.17

Basic - Fully Diluted                                        $1.20        $5.47        $2.09

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